Exhibit 99.1

Eastside Announces New $8 Million Inventory Credit Facility

PORTLAND, Ore., January 16, 2020 – Eastside Distilling, Inc. (NASDAQ: EAST), today announced it has closed a new asset-based revolving credit facility of up to $8 million in available principal amount with Live Oak Bank backed by the Company’s spirits inventory. The Company expects to use this new credit facility to pay off and replace the two existing inventory facilities of $5 million capacity with KFK and TQLA and to fund general working capital. In addition to the increased availability of up to $3 million, the new credit facility offers a number of potential advantages to Eastside, including a reduction in the interest rate. The new credit facility, coupled with the $2 million Accounts Receivable factoring agreement signed in December 2019, provides the Company with up to $10 million of aggregate financing to refinance existing debt and fund growth in the business.

“We are extremely pleased to have closed this new $8 million inventory facility with Live Oak Bank allowing us to consolidate our debt and increase our borrowing capacity by further leveraging our valuable spirits inventory,” commented Lawrence Firestone, Eastside’s CEO. “The completion of this inventory facility, coupled with our recently signed accounts receivable facility, were key objectives to access capital in a non-dilutive structure to fund the growth of the business going forward. We look forward to working with Live Oak Bank on an ongoing basis, as they have demonstrated a strong understanding of the value of our spirits inventory as an appreciable asset and are supportive of our going forward strategy to grow Eastside Distilling.”

Additional details on the new credit facility can be found in an 8-K filed today at www.sec.gov.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, craft spirits in Portland, Oregon since 2008. The company is known for its award-winning product line, including Redneck Riviera Whiskeys, Azuñia Tequila, Hue-Hue Coffee Rum, Burnside Bourbons, Portland Potato Vodkas, and a distinctive line of fruit infused spirits. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: the availability of credit under the Company’s new credit facility, which is subject to a borrowing base; the Company’s ability to execute its business model and strategic plans; acceptance of the Company’s products in the market; changes in economic conditions; general competitive factors; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our use of proceeds and our ability to utilize our credit facilities to the maximum amount available. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
(971) 888-4264	Robert Blum
inquiries@eastsidedistilling.com	(602) 889-9700
east@lythampartners.com